Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Ami Knoefler
Director, Corporate Communications
(510) 284-6350

ABGENIX ANNOUNCES SECOND QUARTER 2003
FINANCIAL RESULTS

FREMONT, Calif., July 22, 2003 – Abgenix, Inc. (NASDAQ: ABGX) today reported financial results for the second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, the company reported a net loss of $66.7 million or $0.76 per share, compared to a net loss of $79.7 million or $0.92 per share for the same period in 2002.  The net loss for the second quarter of 2003 included a charge of $28 million resulting from Abgenix’s negotiated cancellation of a November 2000 agreement with Lonza Biologics for the use of one of its manufacturing facilities, which Abgenix no longer needs.  The net loss for the second quarter of 2002 included impairment charges of $37.5 million for unrealized losses on investments in common stock related to various collaborations.

Contract revenues for the second quarter were $2.4 million, compared with $2.5 million for the same quarter in 2002.  Including interest income, total revenues for the second quarter were $5.1 million, compared with $7.6 million for the same period in 2002.  Contract revenues for the quarter primarily included license fees and milestone payments from customers and collaborators.  Such revenues typically depend on the timing of certain events and vary from quarter to quarter.

Expenses for the second quarter of 2003 were $71.8 million, compared with $87.3 million for the same quarter in 2002.  Second quarter 2003 expenses included $41 million in costs of starting up the company’s antibody production facilities.  These start-up costs included the $28 million cancellation fee, which Abgenix will pay to Lonza in four equal quarterly installments, to eliminate Abgenix’s commitment to pay approximately $46 million in total monthly fees through August 2006.

Net cash used in operating activities in the second quarter of 2003 was $28.9 million.

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Abgenix ended the second quarter with approximately $307.4 million in cash, cash equivalents and marketable securities.  In addition, Abgenix holds long-term investments, primarily equity in corporate collaborators, valued at $23.4 million.

“During the second quarter, we advanced several key collaborations and continued to deliver on our strategy of being the partner of choice in discovering, developing and commercializing monoclonal antibodies,” said Ray Withy, Ph.D., president and chief executive officer of Abgenix.  “We are also extremely encouraged by the interim phase 2 data for ABX-EGF, and are working closely with Amgen to move the clinical development program forward as efficiently as possible.”

Recent company highlights include:

•                  Announcing a milestone payment resulting from the filing of an IND by Pfizer to begin clinical trials with a second antibody licensed from Abgenix as part of an ongoing research alliance with Pfizer to generate fully human antibodies for various diseases.

•                  Presenting interim phase 2 results of ABX-EGF in advanced colorectal cancer at the 39th annual meeting of the American Society of Clinical Oncology.  Results from the multi-center study showed that 4 of 40 efficacy evaluable patients with metastatic colorectal cancer experienced partial responses and 22 of 40 had stable disease after 8 weeks.

•                  Advancing an ongoing collaboration with Human Genome Sciences, which has acquired a commercial license to develop and commercialize a XenoMouse® generated antibody to a key HIV receptor, the chemokine receptor CCR5.

•                  Forming an alliance with Microscience, a biotechnology company based in the UK, to develop, discover and commercialize monoclonal antibodies against certain infectious diseases.

Conference Call Information

Abgenix will hold a conference call today at 4:30 pm ET, 1:30 pm PT to discuss financial results.  To participate in the teleconference, please dial 800-901-5241 fifteen minutes before the conference begins. International callers should dial 617-786-2963. The pass code is 57137266. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until August 5, 2003, on the company’s website, or by dialing 888-286-8010. International callers should dial 617-801-6888. The replay participant code is 43525625.

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About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and manufacturing activities, other than statements of historical fact, and about its projected financial results, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share data)	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenues:
Contract revenues	$2,350	$2,501	$8,506	$13,499
Interest and other income	2,779	5,121	5,974	10,392
Total revenues	5,129	7,622	14,480	23,891

Costs and Expenses:
Research and development	20,748	38,940	41,935	67,919
Manufacturing start-up costs	41,262	—	52,845	—
General and administrative	6,504	7,220	13,354	13,927
Amortization of intangible assets	1,791	1,815	3,606	3,622
Impairment of investments	—	37,498	—	72,151
Interest expense	1,485	1,858	2,481	2,432
Total costs and expenses	71,790	87,331	114,221	160,051
Loss before income tax expense	$(66,661)	$(79,709)	$(99,741)	$(136,160)
Foreign income tax expense	—	—	84	—
Net loss	$(66,661)	$(79,709)	$(99,825)	$(136,160)
Basic and diluted net loss per share	$(0.76)	$(0.92)	$(1.14)	$(1.57)
Shares used in computing basic and diluted net loss per share	87,873	87,063	87,841	86,983

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	June 30, 2003	December 31, 2002
	(unaudited)	*

Cash, cash equivalents and marketable securities	$307,409	$396,549
Other current assets	23,403	21,182
Total current assets	330,812	417,731
Property and equipment, net	258,192	244,419
Long-term investments	23,367	20,939
Intangible assets, net	122,079	127,129
Deposits & other assets	30,026	31,779
Total assets	$764,476	$841,997
Deferred revenue	$5,092	$3,416
Other current liabilities	49,787	32,525
Total current liabilities	54,879	35,941
Convertible subordinated notes	200,000	200,000
Deferred rent	5,454	4,417
Stockholders’ equity	504,143	601,639
Total liabilities and stockholders’ equity	$764,476	$841,997

* Derived from the December 31, 2002 audited financial statements.